NOTICE OF REDEMPTION

TO THE HOLDERS OF THE 7.125% SERIES A
CUMULATIVE REDEEMABLE PREFERRED STOCK
OF SUN COMMUNITIES, INC.

CUSIP NUMBER: 866674203

October 13, 2017

NOTICE IS HEREBY GIVEN THAT, pursuant to Section 5 of the Articles Supplementary filed with the Maryland State Department of Assessments and Taxation on November 9, 2012 (the “Articles Supplementary”) of Sun Communities, Inc., a Maryland corporation (the “Company”), the Company has elected to redeem on November 14, 2017 (the “Redemption Date”), all of its issued and outstanding 7.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). After the Redemption Date, no Series A Preferred Stock will remain outstanding.

The holder of the Series A Preferred Stock will receive from the Company cash in the amount of $25.00 per share, plus all accrued and unpaid dividends up to, but not including, the Redemption Date in an amount equal to $0.217708 per share of Series A Preferred Stock, for a total payment of $25.217708 per share of Series A Preferred Stock (the “Series A Preferred Stock Redemption Price”). From and after the Redemption Date, dividends on the Series A Preferred Stock will cease to accrue and the only remaining right of the holders of the Series A Preferred Stock will be to receive payment of the Series A Preferred Stock Redemption Price. All of the Series A Preferred Stock being called for redemption are held of record by Cede & Co., as nominee of The Depositary Trust Company (“DTC”). Accordingly, the Series A Preferred Stock will be redeemed in accordance with the applicable procedures of DTC.

The Redemption Agent for redemption of the Series A Preferred Stock is:

Computershare Trust Company, N.A.
Attn: Corporate Actions
250 Royall Street
Canton, MA 02021